                                                                    EXHIBIT 12.2


                                  XTRA, INC.
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
          -----------------------------------------------------------
               FOR THE SIX MONTHS ENDED MARCH 31, 1997 AND 1996
                             (MILLIONS OF DOLLARS)
                                  (UNAUDITED)

                                                              1997    1996
                                                              -----   -----
EARNINGS
Income from operations before provision for income taxes      $34.1   $37.1
    Add: Fixed charges (below)                                 31.2    33.1
                                                              -----   -----
                                                              $65.3   $70.2
                                                              =====   =====
FIXED CHARGES
    Interest expense                                          $31.1   $33.0
    Interest portion of rent expense                            0.1     0.1
                                                              -----   -----
                                                              $31.2   $33.1
                                                              =====   =====
Ratio of Earnings to Fixed Charges                              2.1     2.1
                                                              =====   =====


Note: For purpose of computing the ratio of earnings to fixed charges, "earnings" represent income from operations before taxes plus fixed charges. "Fixed charges" for operations consist of interest on indebtedness and the portion of rental expense which represent interest.